As filed with the Securities and Exchange Commission on December 18, 2025
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WALMART INC. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	71-0415188 (I.R.S. Employer Identification No.)

1 Customer Drive Bentonville, Arkansas (Address of Principal Executive Offices)	72716 (Zip Code)

WALMART INC. STOCK INCENTIVE PLAN OF 2025
(formerly known as the “Wal-Mart Stores, Inc. Stock Incentive Plan of 2015,” the “Wal-Mart Stores, Inc. Stock Incentive Plan of 2010” as amended and restated in 2013, the “Wal-Mart Stores, Inc. Stock Incentive Plan of 2005” and the “Wal-Mart Stores, Inc. Stock Incentive Plan of 1998”)
(Full title of the plan)

Jennifer Rudolph
Senior Lead Counsel
Walmart Inc.
1 Customer Drive
Bentonville, Arkansas 72716
(Name and address of agent for service)
(479) 273-4000
(Telephone number, including area code, of agent for service)

with copies to: Jay H. Knight Taylor K. Wirth Barnes & Thornburg LLP 1600 West End Avenue Suite 800 Nashville, TN 37203 (615) 621-6100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. Such information is not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such information has been or will be delivered to participants in the Plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by the registrant with the Commission are incorporated herein by reference:
(a)The registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2025 (the “Annual Report”), filed with the Commission on March 14, 2025, including the portions of the Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 24, 2025, that are incorporated by reference into the Annual Report.
(b)The registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended April 30, 2025, July 31, 2025 and October 31, 2025;
(c)The registrant’s Current Reports on Form 8-K filed with the Commission on March 17, 2025, March 17, 2025, April 28, 2025, May 15, 2025 (other than Item 2.02 and Item 9.01), and June 6, 2025, September 5, 2025, September 19, 2025, September 22, 2025, October 22, 2025, November 14, 2025 (other than Item 9.01) and November 20, 2025 (other than Item 2.02 and Item 9.01); and
(d)The description of the registrant’s Common Stock contained in the registrant’s Registration Statement on Form 8-A, filed by with the Commission under Section 12(b) of the Exchange Act on December 8, 2025, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all of the shares of Common Stock offered under this Registration Statement have been sold or that deregisters all of such shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such report or other document. Any statement contained herein or in any report or other document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that the statement contained herein or therein, or in any report or other document forming any part of the Section 10(a) prospectus to be delivered to participants in connection herewith, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.

The Amended and Restated Bylaws of the registrant provide that the registrant shall indemnify any person made or threatened to be made a party to any threatened, pending or completed action, lawsuit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the registrant (or is or was serving at the request of the registrant as a director or officer for another entity) to the full extent it has the power to do so under the Delaware General Corporation Law and other applicable law, except that the registrant need not indemnify any such person in connection with a proceeding initiated against the registrant by that person unless the proceeding was authorized by the registrant’s board of directors. The Amended and Restated Bylaws further provide that the registrant may indemnify, to the full extent it has the power to do so under the Delaware General Corporation Law and other applicable law, any person made or threatened to be made a party to any proceeding by reason of the fact that such person is or was an associate or agent of the registrant (or is or was serving at the request of the registrant as an employee or agent of another entity).

Pursuant to Section 145 of the Delaware General Corporation Law, among other things, the registrant has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the registrant) by reason of the fact that the person is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. This power to indemnify applies only if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

This power to indemnify applies to actions or suits brought by or in the right of the registrant to procure a judgment in its favor as well, but only to the extent of expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the registrant, and, with the further limitation that in such actions or suits no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the registrant, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

To the extent that a present or former director or officer of the registrant is successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter of the type described in the two preceding paragraphs, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

The Restated Certificate of Incorporation of the registrant, as amended to date, provides that, to the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the registrant shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. The Delaware General Corporation Law permits Delaware corporations to include in their certificates of incorporation a provision eliminating or limiting director liability for monetary damages arising from breaches of their fiduciary duty. The only limitations imposed under the statute are that the provision may not eliminate or limit the liability of (i) a director or officer for breaches of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or involving intentional misconduct or known violations of law, (iii) a director for the payment of unlawful dividends or unlawful stock purchases or redemptions, (iv) a director or officer for transactions in which the director received an improper personal benefit or (v) an officer in any action by or in the right of the corporation.

The registrant is insured against liabilities that it may incur by reason of its indemnification of officers and directors in accordance with its Amended and Restated Bylaws. In addition, the directors and officers of the registrant are insured, at the expense of the registrant, against certain liabilities that might arise out of their employment and are not subject to indemnification under its Amended and Restated Bylaws.

The foregoing summaries are necessarily subject to the complete texts of Section 145 of the Delaware General Corporation Law, the Restated Certificate of Incorporation, as amended, of the registrant and the Amended and Restated Bylaws of the registrant referred to above and are qualified in their entirety by reference thereto.

Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
3.1	Restated Certificate of Incorporation of Walmart Inc., dated February 1, 2018 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on February 1, 2018).
3.2
Certificate of Amendment to the Restated Certificate of Incorporation of Walmart Inc., dated February 23, 2024 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on February 23, 2024).

3.3	Amended and Restated Bylaws of Walmart Inc., dated November 10, 2022 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on November 16, 2022).
4.1*	Walmart Inc. Stock Incentive Plan of 2025.
4.2
Form of Walmart Inc. Stock Incentive Plan of 2025 Global Restricted Stock Notification of Award and Terms and Conditions of Award (incorporated by reference to Exhibit 10.2 of the Registrant’s Quarterly Report on Form 10-Q, filed on December 3, 2025).

4.3
Form of Walmart Inc. Stock Incentive Plan of 2025 Global Share-Settled Performance Based Restricted Stock Unit Notification and Terms and Conditions (incorporated by reference to Exhibit 10.3 of the Registrant’s Quarterly Report on Form 10-Q, filed on December 3, 2025).

5.1*	Opinion of Barnes & Thornburg LLP.
23.1*	Consent of Ernst & Young LLP.
23.2*	Consent of Barnes & Thornburg LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page of the Registration Statement).
107*	Filing Fee Table.

* Filed herewith
Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bentonville, State of Arkansas, on December 18, 2025.

WALMART INC.
By:	/s/ C. Douglas McMillon
C. Douglas McMillon
President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints C. Douglas McMillon, John David Rainey and John R. Furner, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 18th day of December, 2025.

Date: December 18, 2025	By	/s/ C. Douglas McMillon
C. Douglas McMillon
President, Chief Executive Officer and Director
(Principal Executive Officer)

Date: December 18, 2025	By	/s/ Gregory B. Penner
Gregory B. Penner
Chairman of the Board of Directors and Director

Date: December 18, 2025	By	/s/ John David Rainey
John David Rainey
Executive Vice President and Chief Financial Officer
(Principal Financial Officer)

Date: December 18, 2025	By	/s/ David M. Chojnowski
David M. Chojnowski
Senior Vice President and Controller
(Principal Accounting Officer)

Date: December 18, 2025	By	/s/ Cesar Conde
Cesar Conde
Director

Date: December 18, 2025	By	/s/ Timothy P. Flynn
Timothy P. Flynn
Director

Date: December 18, 2025	By	/s/ Sarah Friar
Sarah Friar
Director

Date: December 18, 2025	By	/s/ John R. Furner
John R. Furner
Director

Date: December 18, 2025	By	/s/ Carla A. Harris
Carla A. Harris
Director

Date: December 18, 2025	By	/s/ Thomas W. Horton
Thomas W. Horton
Director

Date: December 18, 2025	By	/s/ Marissa A. Mayer
Marissa A. Mayer
Director

Date: December 18, 2025	By	/s/ Robert E. Moritz, Jr.
Robert E. Moritz, Jr.
Director

Date: December 18, 2025	By	/s/ Brian Niccol
Brian Niccol
Director

Date: December 18, 2025	By	/s/ Randall L. Stephenson
Randall L. Stephenson
Director

Date: December 18, 2025	By	/s/ Steuart L. Walton
Steuart L. Walton
Director